Exhibit 10.1

SECOND AMENDMENT, dated as of April 30, 2008 (this “Amendment”), to the Super Priority Debtor In Possession and Exit Credit and Guarantee Agreement, dated as of August 21, 2006 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORTHWEST AIRLINES CORPORATION, a Delaware corporation (“Holdings”), NORTHWEST AIRLINES, INC., a Minnesota corporation, (the “Borrower”); the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”); the Syndication Agent, the Documentation Agent, the Co-Syndication Agent, the Co-Documentation Agent, the Agent, the Co-Arrangers, the Joint Lead Arrangers and the Collateral Agent named therein; and CITICORP USA, INC., as Administrative Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Administrative Agent”).

R E C I T A L S:

A.            The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as herein set forth.

B.            The Lenders hereby consent to such amendments on the terms and conditions contained herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

2.             Amendments.

(a)           Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement is hereby amended as follows:

(i)              Section 1.1 of the Credit Agreement is amended by adding the following new definitions in the appropriate alphabetical order:

“Second Amendment”:  Second Amendment, dated as of the Second Amendment Date, to the Super Priority Debtor In Possession and Exit Credit and Guarantee Agreement, dated as of August 21, 2006, among the Administrative Agent, Holdings, the Borrower and Lenders party thereto.

“Second Amendment Date”: April 30, 2008.

(ii)             Section 1.1 of the Credit Agreement is further amended by replacing the phrase

“(i) consolidated aircraft operating rental expenses of Holdings and its Subsidiaries that were deducted in arriving at the amount of such consolidated operating income for such period plus”

appearing in the definition of the term “Consolidated EBITDAR” with the following phrase:

“(i) consolidated aircraft operating rental expenses of Holdings and its Subsidiaries that were deducted in arriving at the amount of such consolidated operating income for such period (excluding total consolidated aircraft operating rental income received by Holdings and/or its Subsidiaries during such period under leases with non-consolidated third-party operators to the extent such income was excluded from Consolidated Fixed Charges for such period) plus”

(iii)          Section 1.1 of the Credit Agreement is further amended by replacing the phrase

“plus the total consolidated aircraft operating rental expenses of Holdings and its Subsidiaries for such period”

appearing in the definition of the term “Consolidated Fixed Charges” with the following phrase:

“plus (i) the total consolidated aircraft operating rental expenses of Holdings and its Subsidiaries for such period less (ii) the total consolidated aircraft operating rental income received by Holdings and/or its Subsidiaries during such period under leases with non-consolidated third-party operators but only if, in the case of any such lease, such rental income was received at a time when the applicable non-consolidated third-party operator was not in default in the payment of any obligation due and owing under such lease which remains uncured”

(iv)         Section 1.1 of the Credit Agreement is further amended by replacing the phrase

“for any period, the total consolidated interest expense”

appearing in the definition of the term “Consolidated Fixed Charges” with the following phrase:

“for any period, the total consolidated interest expense (excluding fees and expenses incurred in connection with the Second Amendment)”

(v)          The definition of the term “Disposed Japanese Foreign Slots” is amended and restated to read in its entirety as follows:

“Disposed Japanese Foreign Slots”:  at any time, the Japanese Foreign Slots at Narita Airport sold, transferred, leased (so long as such lease remains in effect and conveys to another Person the right to utilize the relevant Japanese Foreign Slot) or otherwise disposed of by the Borrower after the Closing Date; provided, however, that (i) up to 15% of the Base Number of Japanese Foreign Slots that are leased on an arm’s-length basis to another Person under a lease which conveys to such Person the right to utilize the relevant Japanese Foreign Slot shall not be deemed to constitute a Disposed Japanese Foreign Slot so long as such lease is not in default and (ii) any such Japanese Foreign Slot that is sold, transferred or otherwise disposed of pursuant to the restructuring of Borrower’s cargo division shall not be deemed to constitute a Disposed Japanese Foreign Slot as long as the Administrative Agent shall have received prior to each such sale, transfer or disposition, an Appraisal of each Japanese Foreign Slot subject to such sale, transfer or disposition, together with a Compliance Certificate showing Borrower’s compliance with the Total Appraised Value Ratio on a pro forma basis after deducting from the then Total Appraised Value the Appraised Value of each such Japanese Foreign Slot as set forth in the Appraisal then being furnished.

(vi)         Paragraph (b) of Section 7.1 of the Credit Agreement is amended and restated to read in its entirety as follows:

“(b)          Consolidated EBITDAR to Consolidated Fixed Charges.   Permit the ratio of (A) Consolidated EBITDAR (excluding from the calculation thereof following a public announcement of an agreement regarding a proposed merger, consolidation or acquisition involving one or more Loan Parties and a US based airline that is not prohibited by Section 7.4, one-time fees, costs, and expenses incurred in connection with such proposed merger, consolidation or acquisition (whether or not consummated), provided that the portion of such fees, costs and expenses payable in cash and excluded from the calculation of Consolidated EBITDAR shall not exceed $150,000,000 in the aggregate), to (B) Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below (or with respect to the fiscal quarters ending on June 30, 2009, September 30, 2009, and December 31, 2009, the period commencing on April 1, 2009, and ending on the last day of such fiscal quarter) to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) Ended	Consolidated EBITDAR to Consolidated Fixed Charges
12/31/06	1.15 to 1.00
3/31/07	1.20 to 1.00
6/30/07	1.30 to 1.00
9/30/07	1.40 to 1.00
12/31/07	1.50 to 1.00
3/31/08	1.50 to 1.00
6/30/09	1.00 to 1.00
9/30/09	1.10 to 1.00
12/31/09	1.20 to 1.00
3/31/10	1.30 to 1.00
6/30/10	1.40 to 1.00
9/30/10 and thereafter	1.50 to 1.00

For the avoidance of doubt, compliance with the above ratio will not be tested for the fiscal quarters ending June 30, 2008, September 30, 2008, December, 31, 2008, and March 31, 2009.”

(vii)        Section 7.10 of the Credit Agreement is amended and restated to read in its entirety as follows:

“7.10        Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)            non-cash consideration received in connection with sales and dispositions of assets;

(b)           investments in cash, cash equivalents and short term investments;

(c)            Investments consisting of loans advanced by one or more Loan Parties to any Person that owns, directly or indirectly, all of the issued and outstanding equity interest in Holdings in an aggregate outstanding principal amount not exceeding $250,000,000 at any time, provided that after giving effect to any such Investment, no Default or Event of Default shall have occurred, and be continuing;

(d)           intercompany loans permitted by Section 7.2(b);

(e)            any Acquisition permitted by Section 7.11; and

(f)            other Investments in an aggregate principal amount not exceeding $250,000,000 at any time, provided that after giving effect to any such Investment, no Default or Event of Default shall have occurred, and be continuing.”

(viii)       Section 7.11 of the Credit Agreement is amended by replacing the phrase “(excluding any Acquisition permitted as an Investment under Section 7.10)” appearing therein with the phrase “(excluding any Acquisition permitted as an Investment under Section 7.10(a), 7.10(b) or 7.10(f).”

3.             Effectiveness.  The effectiveness of this Amendment  is subject to the satisfaction on the Second Amendment Date of the following conditions precedent:

(i)             the Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, Holdings, the Borrower and the Required Lenders;

(ii)            the Administrative Agent shall have received (1) for distribution to those Lenders who have consented to this Amendment and have delivered (and released) to the Administrative Agent an executed counterpart hereof by facsimile at (646) 688-2072, attention Jenny Zou, by 5:00 p.m. (New York City time) on or prior to Wednesday,

April 30, 2008 (each such Lender, a “Qualifying Lender”) but who have not been excluded pursuant to the proviso in this paragraph, an amendment fee equal to 5% of the sum of the unpaid principal amount of the Term Loans and the Revolving Commitments held by such Lender on the Second Amendment Date, provided, however, that no amendment fee shall be payable to a Qualifying Lender whose executed counterpart hereof has been received by the Administrative Agent after the executed counterparts of Qualifying Lenders constituting holders of in excess of 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Revolving Commitments then in effect have been received by the Administrative Agent (as determined by the Administrative Agent in its sole discretion based on the order of receipt by the Administrative Agent by facsimile at (646) 688-2072, attention Jenny Zou, of the counterparts hereof executed by Lenders), (2) all fees then due and payable in connection with this Amendment; and (3) all expenses payable by the Borrower as set forth in the Credit Agreement for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Second Amendment Date;

(iii)           the Administrative Agent shall have received a certificate of each Loan Party, dated the date hereof substantially in the form of Exhibit A hereto, with appropriate insertions and attachments; and

(iv)          The Administrative Agent shall have received the executed legal opinions of counsel to the Borrower and the Guarantor, addressing such matters as the Administrative Agent shall reasonably request, including, without limitation, the enforceability of all Loan Documents.

4.             Representation and Warranties.  Each of the Guarantor and the Borrower hereby represents and warrants that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent that such representation and warranty refers to an earlier date, in which case it is true and correct in all material respects as of such earlier date, and (b) no Default or Event of Default has occurred and is continuing.

5.             Continuing Effect of the Credit Agreement.  This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver of or consent to any Default, Event of Default or future action on the part of any Loan Party that would require the consent of the Lenders or the Administrative Agent.  Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

6.             Counterparts.  This Amendment may be executed by the parties hereto in any number of separate counterparts (including facsimiled counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

7.             Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

8.             Reaffirmation.  The Guarantor hereby acknowledges and reaffirms all of its obligations and undertakings under each of the Loan Documents to which it is a party and acknowledges and agrees that subsequent to, and after taking account of the provisions of, this Amendment, each such Loan Document is and shall remain in full force and effect in accordance with the terms thereof.

9.             GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President & Treasurer

NORTHWEST AIRLINES, INC.

By:	/s/ Daniel B. Matthews
Name: Daniel B. Matthews
Title: Senior Vice President & Treasurer

CITICORP USA, INC., as
Administrative Agent, Lender and Issuing Lender

By:	/s/ James J. McCarthy
Name: James J. McCarthy
Title: Managing Director & Vice President

SIGNATURE PAGE TO

THE SECOND AMENDMENT TO

 THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT

Signature page to the Second Amendment, dated as of April 30, 2008, to the Northwest Airlines, Inc. Credit Agreement

[Name of Lender]

By:
Name:
Title:

SIGNATURE PAGE TO

THE SECOND AMENDMENT TO

 THE SUPER PRIORITY DEBTOR IN POSSESSION AND

 EXIT CREDIT AND GUARANTY AGREEMENT